Exhibit 99.1

NEWS RELEASE

BRENT SMOLIK TO JOIN NOBLE ENERGY AS PRESIDENT

AND CHIEF OPERATING OFFICER

Houston, October 24, 2018 (GLOBE NEWSWIRE)—Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”) announced today that Brent Smolik will be joining the Company effective November 16, 2018 as President and Chief Operating Officer. He will be responsible for leadership of Noble Energy’s world-wide operations.

Mr. Smolik will bring more than 35 years of oil and gas experience including significant technical and executive operating experience. He has held various leadership roles, including Chairman, President and Chief Executive Officer of EP Energy Corporation; President of the Exploration and Production Company of El Paso Corporation; President of ConocoPhillips, Canada; President of Burlington Resources, Canada; and VP & Chief Engineer of Burlington Resources. He has also served on the boards of directors of Cameron International Corporation, the American Exploration and Production Council, America’s Natural Gas Alliance and the Producers for American Crude Oil Exports. Mr. Smolik received his Bachelor of Science in Petroleum Engineering from Texas A&M University.

David L. Stover, Noble Energy’s Chairman, President and CEO, said, “I am excited to add Brent to our executive team as he will bring a wide breadth of operational, technical and leadership experience to Noble Energy. Having followed his career, I have been impressed by the results he has delivered and the leaders he has developed. His collaborative leadership style, personal values and industry and executive experience create a great fit for Noble Energy. I look forward to partnering with Brent to generate significant shareholder value.”

Mr. Smolik commented, “Dave and his team have a compelling strategy and an impressive portfolio of short-cycle opportunities and longer-term projects. The assets are complemented by a proven leadership team, highly-effective organizational capabilities and a strong balance sheet. I am excited about the future of Noble Energy and pleased to join the Noble team.”

Gary Willingham, EVP of Operations, will be leaving the Company to pursue other opportunities. Mr. Stover added, “I would like to thank Gary for his 15 years of service and significant contributions to Noble Energy. He has been a valued colleague, and we wish him well with his future plans.”

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to shareholders. The Company operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment. For more information on how the Company fulfills its purpose: Energizing the World, Bettering People’s Lives®, visit https://www.nblenergy.com.

Investor Contacts

Brad Whitmarsh

(281) 943-1670

Brad.Whitmarsh@nblenergy.com

Media Contacts

Reba Reid

(713) 412-8441

media@nblenergy.com